EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS

SECOND QUARTER AND SIX-MONTH 2004 RESULTS

Sales, Net Income for Quarter, Six Months Hit Record Levels

Costa Mesa, Calif.—July 22, 2004—Ceradyne, Inc. (Nasdaq:CRDN) reported financial results for the second quarter and six months ended June 30, 2004, including record sales, continued improvement in gross margins, and record net income.

Sales for the second quarter of 2004 rose 77.4% to a record of $39.2 million from $22.1 million in the second quarter of 2003. Net income for the second quarter of 2004 increased to a record $6.5 million, or 40 cents per diluted share, which includes a $0.6 million foreign currency after-tax gain, or 4 cents per diluted share. The currency gain relates to a forward exchange contract for a portion of the pending purchase of ESK Ceramics. This compares to net income of $2.2 million, or 17 cents per diluted share, in the second quarter of 2003. Fully diluted average shares outstanding for the second quarter were 16,308,000 compared to 13,387,000 in the same period in 2003.

Gross profit margin increased to 34.1% of net sales in the second quarter of 2004 versus 28.5% of net sales in the first quarter of 2003.

The provision for income taxes was 38% in second quarter 2004, compared to 35% in second quarter 2003.

Sales for the six months ended June 30, 2004 reached a record $75.9 million, up 83.8% from $41.3 million in the comparable period last year. Net income for the first six months of 2004 increased to a record $11.5 million, or 71 cents per diluted share, which includes a $0.6 million foreign currency gain, or 4 cents per diluted share, from $3.7 million, or 28 cents per diluted share, for the six-month period in 2003.

New bookings for the second quarter of 2004 were $33.9 million, compared to $19.2 million in the year-earlier quarter. New bookings for the first six months of 2004 increased to $67.3 million from last year’s $48.3 million.

Total backlog as of June 30, 2004 rose to $95.9 million (including $0.9 million in unexercised options), compared to total backlog at June 30, 2003 of $42.6 million (including $1.4 million of unexercised options).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “The second quarter of 2004 contained several events which may have significant impact on Ceradyne as we go forward.

“First, on April 7, 2004, Ceradyne distributed a 50% stock dividend to shareholders of record on March 30, 2004,” Moskowitz continued. “This 50% stock dividend represents a 3-for-2 stock split and is Ceradyne’s first stock split. Furthermore, at the annual shareholders’ meeting held on May 24, 2004, the shareholders approved an increase of the number of shares authorized from 18,000,000 to 40,000,000. The number of shares outstanding at June 30, 2004 was 16,141,888.

“Secondly, on May 15, 2004, Ceradyne made its first acquisition since 1986,” stated Moskowitz. “Ceradyne acquired Quest Technology of San Diego, California, a small technical ceramic company specializing in a proprietary injection molding forming technology. Quest’s markets include medical instruments and other medical applications, as well as a wide array of industrial and electronic uses that require small, complicated ceramic parts. This acquisition provides Ceradyne a new, economical forming technique and should open up new, primarily non-military markets to Ceradyne’s marketing force. The purchase price was approximately $2.5 million, consisting of 71,397 newly issued shares of Ceradyne common stock, cash payments of $300,000 and the assumption of certain liabilities. The acquisition is expected to be accretive.

“Finally, on June 30, 2004, Ceradyne signed a definitive agreement, subject to certain closing conditions, to purchase ESK Ceramics (ESK) of Kempten, Germany for approximately 111.4 million Euros (approximately $136 million USD),” Moskowitz remarked. “I believe that this acquisition will result in our company becoming a major diversified, global competitor in advanced technical ceramics. Our reliance on military contracts will decrease from approximately 65% to about 40%. Our U.S.A. sales will account for approximately 59% down from the current 95%. In addition to significant product and market diversification, the resultant Ceradyne/ESK company should increase in size to approximately a $250 million annual revenue base. I believe this acquisition is the largest, most significant growth opportunity Ceradyne has undertaken to date.”

Moskowitz further added: “Ceradyne’s management strategy is to continue to aggressively seek additional defense business based on our lightweight armor technology and at the same time pursue non-defense products and markets which will make us a balanced company. The recent announcements regarding Quest Technology and ESK fit this strategy.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK businesses and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, as filed with the Securities and Exchange Commission.

(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
NET SALES	$39,225	$22,106	$75,911	$41,288
Cost of product sales	25,831	15,812	50,865	30,077

GROSS PROFIT	13,394	6,294	25,046	11,211

Operating expenses:
Selling	797	574	1,508	1,080
General and administrative	2,723	1,869	5,330	3,505
Research and development	582	460	1,023	931

	4,102	2,903	7,861	5,516

INCOME FROM OPERATIONS	9,292	3,391	17,185	5,695
Other income (expense):
Other income	1,214	42	1,443	74
Interest (expense)	—	(18)	—	(28)

	1,214	24	1,443	46
INCOME BEFORE PROVISION FOR INCOME TAXES	10,506	3,415	18,628	5,741
Provision for income taxes	4,024	1,196	7,134	2,010

NET INCOME	$6,482	$2,219	$11,494	$3,731

Earnings per share, basic	$0.40	$0.17	$0.72	$0.29
Earnings per share, diluted	$0.40	$0.17	$0.71	$0.28
Avg. shares outstanding, basic	16,046	12,943	15,993	12,887
Avg. shares outstanding, diluted	16,308	13,387	16,255	13,330

Condensed Consolidated Balance Sheets (in thousands):
	June 30, 2004		Dec. 31, 2003
Cash and Cash Equivalents	$3,259		$11,462
Short Term Investments	27,890		19,202
Other Current Assets	58,593		44,407
Net Property, Plant and Equipment	38,346		27,625
Other Assets	3,321		1,511

Total Assets	$131,409		$104,207

Current Liabilities	$25,879		$14,552
Deferred Tax Liability	2,878		2,878
Stockholders’ Equity	102,652		86,777

Total Liabilities and Stockholders Equity	$131,409		$104,207

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